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                                                               Exhibit 10.7.1


                         AFFINITY CARD AGREEMENT

     THIS AFFINITY CARD AGREEMENT ("Agreement"), made as of the 6th day of January, 1997, between COLUMBUS BANK AND TRUST COMPANY, a bank organized under the laws of the State of Georgia with offices at 1148 Broadway, Columbus, Georgia 31901 (hereinafter referred to as "CB&T"), and CompuCredit, L.P., a limited partnership organized under the laws of the State of Georgia with offices at Two Ravinia Drive, Suite 1750, Atlanta, Georgia 30346 (hereinafter referred to as "CompuCredit").


                             WITNESSETH:

     WHEREAS, CB&T is a bank authorized to engage in the business of issuing to consumers lines of credit that are accessible by credit cards; and

     WHEREAS, CB&T is a licensed principal member of Visa, U.S.A., Inc. ("Visa"); and

     WHEREAS, CompuCredit has relationships with consumers and is desirous of having CB&T issue Visa credit cards to consumers who are creditworthy under the standards contemplated hereby; and

     WHEREAS, on the terms and conditions described herein, CB&T and CompuCredit desire to enter into a relationship under which, among other things, CB&T will issue such credit cards and CompuCredit will perform certain services; and

     WHEREAS, under certain circumstances, in order to assist CB&T in connection with the funding of receivables, CompuCredit shall purchase certain of the accounts receivable generated by the use of Credit Cards;

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     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and for other goods and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CB&T and CompuCredit agree as follows:


                                  ARTICLE 1

                                 DEFINITIONS

     1.1 Definitions. Except as otherwise specifically indicated, the following terms shall have the indicated meanings;

     "Cardholder" shall mean an individual in whose name a Credit Card Account is established.

     "Cardholder Agreement" shall mean an agreement between CB&T and a Cardholder for the extension of credit in connection with a Credit Card Account.

     "Aspire Card" shall mean a Visa Card bearing the name or logo "Aspire" on the front thereof.

     "Credit Card" or "Card" shall mean each Aspire Card.

     "Credit Card Account" or "Account" shall mean an account that is opened by CB&T pursuant to which one or more Credit Cards are issued to a Cardholder, including, without limitation, any and all documents, books and records pertaining thereto and any and all rights, remedies, benefits, interests and titles, both legal and equitable, to which CB&T as creditor and issuer may now or hereafter be entitled with respect thereto.


                                 2

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     "Credit Card Receivables" shall mean all amounts owing to CB&T on the
Accounts, including, without limitation, principal balances from outstanding purchases and cash advances, accrued finance charges, late charges, returned check charges and any other charges and fees, whether or not billed, as of the close of business on a given day, less any payments and credits received in respect to the Accounts prior to the close of business on such day.

     "Net Excess Amount" means, for any relevant period (such period not to exceed one month in duration), the amount collected from all Cardholders by CB&T with respect to Accounts, less accrued amounts set forth on Exhibit C.

     "Program" shall mean the affinity credit card program conducted pursuant to the terms hereof.

     "Program Receivables" shall means the net outstanding book principal balances of purchases and cash advances made on the Accounts.

     "Solicitation Materials" means any applications, marketing materials, advertising pieces, sales literature, telemarketing scripts, any other materials used to induce persons to apply for Credit Cards, and any other materials used to induce use of the Credit Cards.

     1.2 Construction. Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular.

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                                      ARTICLE 2

                          ESTABLISHMENT OF CREDIT CARD ACCOUNTS


     2.1 ISSUANCE OF CREDIT CARDS. CB&T shall issue Credit Cards to each applicant for a Card who qualifies for such type of Card under the Credit Criteria (as defined in Section 2.3 hereof). CB&T shall extend credit with respect to said Credit Cards, and CompuCredit shall not be considered a creditor on any Credit Card Account for any purpose whatsoever. Subject to the Operating Regulations (as defined in Section 2.11 hereof) and the terms of Section 2.9 herein, each Credit Card shall have the name, logo and/or trademark of Aspire Card on the front thereof and shall be of a design approved by CB&T, CompuCredit and Visa, as applicable.

     2.2 SOLICITATION OF NEW ACCOUNTS. CompuCredit shall, at its own expense, have the sole and exclusive right to solicit applications for Credit Cards from individuals, corporations, partnerships and/or other entities on behalf of CB&T. CompuCredit shall bear all marketing expenses incurred in connection with the Program. CompuCredit shall, at its own expense, create, produce and mail Solicitation Materials to promote the Program and solicit new Credit
Card Accounts for CB&T. CompuCredit shall provide copies of all Solicitation Materials to CB&T for its review and approval as soon as practicable, but no less than 20 business days prior to their first intended use. CB&T shall respond by approving, or giving specific reasons for disapproval, within ten business days of receipt and shall not unreasonably withhold or delay its approval of such materials. No Solicitation Materials may be distributed by CompuCredit without the approval of CB&T. The frequency and timing of such solicitations shall be

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determined by CompuCredit in consultation with CB&T. In CompuCredit's discretion, solicitations may be conducted by direct mail, telephone, or other means. CompuCredit shall (i) prepare and include on or with each solicitation any notices and disclosures required under applicable laws and regulations as determined by CB&T from time to time, (ii) provide such notices and disclosures to CB&T for its review and approval, and (iii) otherwise conduct all such solicitation activities in compliance with all material applicable laws and regulations. CB&T shall be identified to Cardholders as the Card issuer and the creditor for loans made on the Credit Card Accounts.

     2.3   APPLICATIONS

     (a) CB&T will require that each person who desires to become a Cardholder complete a written application or apply for a Credit Card in response to a telemarketing solicitation. CB&T shall ensure that the form of the written application, the telemarketing script and all other Solicitation Materials are in compliance with all material applicable laws and regulations. The credit criteria for issuing Credit Cards (the "Credit Criteria") established by CB&T in consultation with CompuCredit are set forth in the Aspire Operations Manual (as defined in Section 2.6 below). CB&T will notify CompuCredit at least 180 days in advance of any changes to the Credit Criteria which have not previously been consented to by CompuCredit.

     (b) CB&T shall approve an applicant for a Credit Card only if the applicant meets the applicable Credit Criteria. In the event that an applicant for a Card does not meet the Credit Criteria, CB&T shall notify the applicant in accordance with applicable laws and regulations.


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

     2.4 Establishment of Credit Card Accounts. Upon approval of an application, CB&T shall establish a Credit Card Account for the applicant. CB&T shall provide one or more Credit Cards to each approved applicant and shall automatically issue a renewal card to each Cardholder at each scheduled Credit Card renewal date, if such Cardholder continues to meet the Credit Criteria. CB&T shall prepare and provide to each Cardholder a Cardholder Agreement and disclosure statement and such other notices or documents related to such Cardholder's Credit Card Account as are required from time to time, in the determination of CB&T, under applicable laws and regulations. The Cardholder Agreement and disclosure statement and other documents shall provide, as appropriate, that they are governed by Georgia law and federal law. CB&T shall be responsible for preparing and providing said documents and shall ensure that they comply with all material applicable laws and regulations.

     2.5 Account Terms. The terms and conditions for the Credit Cards applicable to the Credit Card Accounts are set out in the forms of Cardholder Agreements attached hereto as Exhibit B and incorporated herein. CB&T shall ensure that the terms and conditions for the Credit Cards (including, without limitation, the interest rates, fees and charges) are in compliance with all material applicable laws and regulations. Changes in the Account terms and conditions shall be made by CB&T with the written consent of CompuCredit, which consent shall not unreasonably be withheld.

     2.6 Account Administration. Except as otherwise provided herein, or in the agreements referred to in Section 2.8 hereof, CB&T will perform or provide for the performance of all services that may be required in order to establish and maintain the

Credits Card Accounts, including, but not limited to: credit approval, issuance of Credit Cards, making of credit card loans and receipt of payments from Cardholders. CB&T and CompuCredit shall cooperate in the development of one or more manuals of operations, policies and procedures for the operation of the Program (collectively, "Aspire Operations Manual" or "Manual"), the contents of which are hereby incorporated herein by reference. All administration and services to be provided by CB&T shall be provided by CB&T in accordance with the terms of the Solicitation Materials and Cardholder Agreements, the Aspire Operations Manual, the Operating Regulations (as defined in Section 2.11 below) and this Agreement. CompuCredit acknowledges that it has reviewed and understands such policies and procedures and hereby agrees that CB&T shall apply such policies and procedures for the services provided under this Agreement. CB&T may subcontract with a third party to provide any service required to be provided by CB&T hereunder, provided the CompuCredit shall approve such third party and the terms of any agreement with said party.

       2.7   Non-Credit Revenue on Accounts

       (a) CompuCredit shall, at its own expense and at no cost to CB&T, arrange for third parties to provide enhancements to Cardholders in connection with the Program.

       (b) CompuCredit shall be entitled, at its own expense, to solicit Cardholders for goods and services, including, without limitation, insurance products, and to place solicitation or promotional materials in communications by CB&T to Cardholders. CompuCredit shall provide copies of all such solicitation and promotional materials to


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

CT&T for its review and approval as soon as practicable, but no less than 20 business days prior to their first intended use. CB&T shall respond by approving, or giving specific reasons for disapproval, within ten business days of receipt and shall not unreasonably withhold or delay its approval of such documents. No solicitation or promotional materials may be distributed by CompuCredit without the approval of CB&T. CompuCredit shall meet all applicable standard and requirements of "TSYS" (as defined in Section 2.8 hereof) in connection with inserts in periodic statements and shall comply with applicable laws and regulations in connection therewith.

                  (c) CompuCredit shall be entitled to retain all income and fees, if any, resulting from the foregoing enhancements, solicitations and promotions.

                  (d) Any rebates, marketing fees, revenues or other fees or discounts that are paid or granted by VISA to CB&T with respect, or apportionable, to Accounts shall be paid over to CompuCredit as additional consideration under this Agreement net of any Visa Base 1 or Base 2 billings to CB&T with respect, or apportionable, to Accounts.

          2.8 Ancillary Agreements. The following additional agreements have been entered into in connection with the Program and have been approved by CompuCredit:

                  (i) A processing agreement between CB&T and Total System Services, Inc. ("TSYS") (the "Processing Agreement"), under which TSYS will provide certain data processing, authorization, settlement and related services with respect to the Accounts; and

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                  (ii)   A data processing agreement between CB&T and Synovus
Data Corp. ("SDC") (the "SDC Agreement"), under which SDC will provide certain data processing services with respect to the Accounts.

          2.9     Use of Names and Trademarks

                  (a) CompuCredit hereby authorizes CB&T, during the term of this Agreement and for a period of up to 180 days after any purchase of Accounts by CompuCredit, on a non-exclusive, nonassignable basis, to use CompuCredit's name and such trademarks of CompuCredit, including, without limitation, the "Aspire" servicemark, as may be used in connection with the Credit Card Accounts (the "CompuCredit Credit Card Marks" or "CompuCredit Marks") in the forms and formats approved by CompuCredit: (i) on Credit Cards, and (ii) on periodic statements, Cardholder Agreements and other communications to Cardholders with respect to the Credit Card Accounts. CompuCredit represents and warrants to CB&T that CompuCredit has the power and authority to provide the authorization herein granted. It is expressly agreed that CB&T is not acquiring any right, title or interest in the name "CompuCredit" or any trade names, trademarks, logos or service marks of CompuCredit or of the Credit Card design, all of which shall be the property of CompuCredit. CB&T shall make no use of any trade names, trademarks, logos or service marks of CompuCredit, or of the Credit Card design without CompuCredit prior written consent, except as specifically authorized in this
Section 2.9.

                  (b) CB&T hereby authorizes CompuCredit during the term of this Agreement and for a period of up to 180 days after any purchase of Accounts by CompuCredit, on


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a non-exclusive, nonassignable basis, to use CB&T's name and such trademarks of CB&T as may be used in connection with the Credit Card Accounts (the "CB&T Credit Card Marks" or "CB&T Marks"), in the forms and formats approved by CB&T, in communications to Cardholder's with respect to the Credit Card Accounts made by CompuCredit pursuant to its obligations under this Agreement. It is expressly agreed that CompuCredit is not acquiring any right, title or interest in the names "Columbus Bank and Trust Company" or "CB&T" or any trade names, trademarks, logos or service marks of CB&T, all of which shall be the property of CB&T. CompuCredit shall make no use of the names "Columbus Bank and Trust Company" or "CB&T," or of any trade names, trademarks, logos or service marks of CB&T, without CB&T's prior written consent, except as specifically authorized in this Section 2.9.

      (c) Use of Name and Trademarks. Except as otherwise provided herein, neither party shall use the registered trademarks, service marks, logo, name or any other proprietary designations of the other party without that party's prior written consent. Each party shall submit to the other party for prior approval any advertising or promotional materials referring to or describing the Credit Card Program in which such trademarks are to be used, which approval shall not unreasonably be withheld or delayed.

      2.10 Cooperation. Each party hereto agrees to cooperate fully with the other party hereto in furnishing any information or performing any action reasonably requested by such party that is needed by the requesting party to perform its obligations under this Agreement or to comply with applicable laws and regulations.

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

Each party agrees that it shall furnish the other party with true, accurate and complete copies of such records and all other information with respect to the Credit Card Accounts and the Program as such party or its authorized representatives may reasonably request, provided however that neither party shall be required to divulge any records to the extent prohibited by applicable law.

    2.11 Visa Membership. At all times during the term of this Agreement, CB&T shall use its best efforts to maintain its membership in Visa. CB&T shall be responsible for making all reports to Visa which may be required by its membership therein. CB&T will comply with the operating rules and regulations of Visa ("Operating Regulations") in connection with the Program. However, if CB&T loses its membership, CompuCredit may terminate this agreement and the Facilities Management Services Agreement without any termination fee.

    2.12 Non-exclusive Arrangement. There shall be no restriction on CB&T's right to issue credit cards independent of the Program and to perform credit card services on its own behalf or for other parties or affinity groups.

    2.13 Ownership of Account Relationships. During the term hereof, CB&T shall not, directly or indirectly, transfer, sell or disclosure to any other person or entity any list (whether in written or other form) containing the names, addresses and/or telephone numbers of Cardholders that exists by reason of those persons being Cardholders (a "Cardholder List"). CB&T shall not, directly or indirectly, solicit Cardholders by using a Cardholder List, in whole or in part, for any other credit card, or for any other purpose, without the prior written consent of CompuCredit. This Section 2.13 shall not prohibit


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any transfer, sale or disclosure of the name, address or telephone number of, or any solicitation of, any person of whose existence CB&T has or obtains knowledge otherwise than by reason of CB&T's participation in this Agreement.

     2.14 Performance. CB&T represents and warrants that it has, or will have on or before December 1, 1996, all of the necessary facilities and personnel to establish, operate and administer the Program in accordance with the terms of this Agreement; that it shall perform its obligations hereunder at all times and in all respects in accordance with all material applicable federal, state, and local laws and regulations; and that it will perform its obligations hereunder in a timely manner and with due care.

     2.15 Assistance with Conversion. Upon any termination of this Agreement, CB&T shall provide to CompuCredit all assistance reasonably necessary to enable CompuCredit to convert the accounts serviced hereunder to the processing system designated by CompuCredit, and cooperate with CompuCredit in its efforts to effect such conversion, at the earliest practicable date.

     2.16 Accuracy of Account Records. The Cardholder Agreement and Account records of CB&T shall at all times fully and accurately reflect in all material respects the true outstanding balance of the Accounts.

     2.17 Reports. CB&T shall provide to CompuCredit periodic reports (through TSYS or otherwise), including, without limitation, new account application status reports, delinquent account reports, charge-off documentation and settlement reports, and such other reports as CompuCredit may reasonably request from time to time. The frequency and content of such reports shall be mutually agreed upon by CB&T and


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

CompuCredit, consistent with CB&T's and/or TSYS' systems capability, as applicable, and CB&T's and/or TSYS' report production schedule.

      Unless otherwise agreed to by CompuCredit in writing, CB&T shall submit to CompuCredit a monthly status report, in addition to the standard reports described in the immediately preceding paragraph. The report shall (i) generally describe CB&T's activities and accomplishments during the preceding six months; (ii) list the status of projects and tasks requested by CompuCredit; (iii) summarize account activity; and (iv) identify actual or anticipated problem areas and the impact of such problem areas.

      CompuCredit may, at its own expense and upon reasonable prior notice, have full access to and the right to inspect and copy the books, records and data records of CB&T, or to which CB&T has access as a client of any subcontractor performing work for or on behalf of CB&T, relating to the Program, and during the term of this Agreement, CB&T shall furnish to CompuCredit all such information concerning Accounts established and administered by CB&T pursuant to this Agreement as CompuCredit may reasonably request.

      2.18 Expenses. CompuCredit agrees to reimburse CB&T for those reasonable and customary outside legal fees actually incurred related to CB&T's review and approval of the Solicitation Materials.

      2.19 No Further Fees. The amounts set forth in Exhibit C and other amounts expressly provided for in this Agreement include all amounts chargeable by CB&T under this Agreement, and CompuCredit shall not be required to pay, and CB&T shall

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

not be permitted to invoice CompuCredit for, any other charges in connection herewith, except for those additional services agreed to by CompuCredit in writing.


                                 ARTICLE 3

                              FINANCIAL TERMS

     3.1 Co-Branding Fee. CompuCredit shall pay to CB&T a co-branding fee of $10,000 per year with such fee to be paid annually within 30 days of CompuCredit's receipt of a bill from CB&T; provided, however, that CompuCredit shall pre-pay the fee for the first two years.

     3.2 Deposit. Throughout the term of this Agreement, CompuCredit shall maintain at CB&T a non-interest bearing deposit of $1,000,000 (the "Deposit"). Such deposit shall be refundable to CompuCredit and paid to CompuCredit by CB&T after termination of this Agreement, after all amounts due to CB&T pursuant to this Agreement have been paid, but in no event earlier than 30 days following termination of this Agreement. The Deposit shall bear interest at CB&T's Prime Rate from the date of termination of this Agreement until the Deposit is refunded to CompuCredit.

     3.3 Letter of Credit. During the term of this Agreement, CompuCredit shall maintain an irrevocable letter of credit it the amount of $10,000,000 (such letter and any replacement or additional letters are collectively referred to as "Letter of Credit") in favor of CB&T with a financial institution approved by CB&T to secure its obligations under this Agreement. The Letter of Credit shall be substantially in the form attached as Exhibit
D. CB&T may require CompuCredit to increase the amount of the Letter of

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Credit or obtain a new letter of credit if deemed necessary by CB&T to cover potential liabilities of the Program. If at any time CompuCredit does not make any payment under this Agreement when due, after expiration of any applicable notice and cure period, CB&T may immediately access the Letter of Credit. CompuCredit may revoke the Letter of Credit after termination of this Agreement.

     3.4 Marketing Fee. CB&T shall pay to CompuCredit daily a marketing fee equal to the Net Excess Amount attributable to Program Receivables owned by CB&T.

     3.5 Program Fee. To induce CB&T to enter into this Agreement and establish the Program provided for herein, CompuCredit agrees that for any month in which (i) the amount calculated pursuant to Exhibit C exceeds (ii) the total amount collected from all Cardholders by CB&T with respect to all Accounts, CompuCredit shall pay to CB&T, within 15 days of receipt of an invoice from CB&T, a program fee for the month equal to the amount by which
(i) above exceeds (ii).


                                  ARTICLE 4

                PURCHASE AND SALE OF RECEIVABLES AND ACCOUNTS

     4.1  Purchase and Sale of Receivables.

     (a) At any time when outstanding Program Receivables exceed $1,000,000, CB&T shall thereafter sell to CompuCredit and CompuCredit shall thereafter purchase from CB&T, on a daily basis, (i) 100% of the Program Receivables in excess of $1,000,000 and (ii) all of CB&T's right, title and interest in and to Net Excess Amount attributable to the purchased Program Receivables. For purposes hereof, the purchase

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price ("Purchase Price") shall be equal to 100% of the Program Receivables in excess of $1,000,000. With respect to Program Receivables sold to CompuCredit under this Section 4.1(a), CB&T shall pay daily to CompuCredit the Net Excess Amount attributable to Program Receivables owned by CompuCredit. CB&T may net daily all amounts due to or from the parties under this Section 4.1(a) ("Settlement Amount"). CB&T shall provide CompuCredit daily with a report setting forth the calculation of all amounts due under this Section 4.1(a).

     (b) No later than 1:00 p.m. (eastern time) on each banking day, CB&T shall notify by facsimile transmission the Chief Financial Officer or such officer's designee at CompuCredit of the Settlement Amount due to or owed by CompuCredit for transactions pursuant to Section 4.1(a) above. For purposes hereof, "banking day" shall mean a day that CB&T is open for business and excluding Saturdays, Sundays and legal holidays. Payments due for any day shall be made by the appropriate party by wire transfer no later than 4:00 p.m. (eastern time), unless CB&T is late in notifying CompuCredit of the Settlement Amount due for any day, in which case the appropriate party shall use all reasonable efforts to send the wire transfer within the time period set forth above or as soon thereafter as possible, but in any event no later than 5:00 p.m. (eastern time) of the next banking day following CompuCredit's receipt of notice from CB&T. In the event the wire transfer is not received by 5:00 p.m. (eastern time) of the next banking day following CompuCredit's receipt of notice from CB&T, CB&T may immediately access the Letter of Credit.

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     The party receiving payment shall promptly notify the party sending payment by facsimile transmission if any such required payment is not received when due and shall use reasonable efforts to provide such notice to the party sending payment by 5:30 p.m. (eastern time) of the due date but in no event shall such notice be given later than 12:30 p.m. (eastern time) of the banking day following said due date.

     (c) In the event CompuCredit has reason to dispute the accuracy of the Settlement Amount reported by CB&T for any day, CompuCredit shall promptly so notify CB&T, but such notice shall not effect either party's obligation for timely payment of the Settlement Amount as noticed by CB&T.

     In the event it is determined that CompuCredit was correct in disputing the accuracy of the Settlement Amount for a given day, or if CB&T shall fail for any other reason to properly remit the Settlement Amount due for any given day to CompuCredit, CB&T shall promptly remit to CompuCredit (i) the amount due CompuCredit with interest thereon computed at the rate of three
(3) percentage points above the CB&T "prime rate" in effect on the date said sum was first due, or (ii) $100, whichever is greater.

     If CompuCredit shall fail for any reason to remit to CB&T the Settlement Amount due for any given day, then CompuCredit shall promptly remit to CB&T the amount due CB&T with interest thereon from the date such sum was due until the date the Settlement Amount is paid computed at the rate of three
(3) percentage points above the CB&T "prime rate" in effect on the date said sum was first due. However, if CompuCredit makes a payment under this provision and CB&T uses the Letter of Credit

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to satisfy the Settlement Amount then CB&T shall promptly remit to
CompuCredit (i) the amount due CompuCredit with interest thereon computed at the rate of three (3) percentage points above the CB&T "prime rate" in effect on the date said sum was paid in duplicate, or (ii) $100, whichever is greater.

     If CompuCredit fails on any given day to pay the Purchase Price indicated by CB&T, as provided hereunder, even in the event CompuCredit disputes such amount, and such failure is not cured within five (5) banking days from the date CompuCredit receives notification of nonpayment, CB&T may (but need not and without waiver of its rights), in addition to any other rights and remedies it may have, upon notice to CompuCredit sell to any third party any interest in the Program Receivables that CompuCredit failed to purchase; provided, however, that CB&T shall not sell any interest in Program Receivables until it shall have utilized all funds available under the Letter of Credit to purchase Program Receivables for CompuCredit's account.

     (d) CB&T shall remain the owner of all Credit Card Accounts, notwithstanding any sale of any Program Receivables to CompuCredit or a third party, under this Section 4.1. CompuCredit shall not be deemed to have assumed any obligations of CB&T with respect to the Credit Card Accounts by virtue of any purchase of an interest in Program Receivables hereunder. Except as otherwise provided herein, CB&T shall not sell any Credit Card Receivables or any interest therein to any third party without the prior written consent of CompuCredit.

     (e) The sale of receivables contemplated in (a) hereof shall occur upon settlement therefor by or on behalf of CompuCredit and no additional documents shall


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be required by the parties to effect any such sale. Notwithstanding the foregoing, if, in the reasonable judgment of either party, in connection with any such purchase and sale, any additional instrument, document, or certificate is required to further evidence such purchase and sale, the other party shall execute and deliver any such document.

     4.2  Sale of Accounts

     (a) Except as provided in this Agreement, CB&T shall not sell or transfer any Credit Card Account created under the Program, or any interest therein, to any unaffiliated party without the prior written consent of CompuCredit.

     (b) Upon expiration or termination of this Agreement, CompuCredit shall have the right, exercisable by providing written notice to CB&T no later than sixty (60) days after notice of termination is provided by a party hereunder, to purchase the Accounts and all Credit Card Receivables then owned by CB&T or to arrange for said purchase by a financial institution designated by CompuCredit. The purchase price for said Accounts and Credit Card Receivables shall be equal to 100% of the Program Receivables then owed by CB&T. The terms of Section 8.1(e) hereof shall apply to any such purchase.

     4.3 Covenants of CB&T. During the term of this Agreement, (i) CB&T shall take no action (or fail to take any action) which would serve to allow for the creation of a lien, pledge, security interest or other encumbrance on any of the Credit Card Receivables or Accounts, (ii) CB&T shall take no action (or fail to take any action) that could result in CB&T no longer being the lawful owner of the Accounts and Credit Card Receivables, (iii) CB&T shall take no action (or fail to take any action) that could prevent


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CB&T from having the absolute right and authority to sell the Accounts and
Credit Card Receivables.


                                   ARTICLE 5
                       ADDITIONAL PRODUCTS AND SERVICES

    5.1 Additional Services. In the event CompuCredit requests CB&T to perform any additional services in connection with the Cards issued under the Program which are not already required to be performed under this Agreement by CB&T, and which would entail additional expense by CB&T, and CB&T agrees to provide such services in connection with Cards issued hereunder, then the details and the costs of such services shall be agreed to by CompuCredit and CB&T in writing and shall be attached to this Agreement as an amendment or set forth in a separate document.


                                   ARTICLE 6
                        REPRESENTATIONS AND WARRANTIES

    6.1 Representations and Warranties of CB&T. CB&T hereby represents and warrants CompuCredit as follows:

    (a) Organization. CB&T is a bank duly organized, validly existing and in good standing under the laws of the State of Georgia.

    (b) Capacity; Authority; Validity. CB&T has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by

CB&T of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CB&T, and this Agreement has been duly executed and delivered by CB&T and constitutes the valid and binding obligation of CB&T and is enforceable in accordance with its terms (except as such enforceability may be limited by equitable limitations on the availability of equitable remedies and by bankruptcy and other laws affecting the rights of creditors generally).

    (c) Compliance. All aspects of the Program, all terms of the Accounts and the Cardholder Agreements, and all Solicitation Materials and other documents, materials and agreements supplied or communicated in any form to Cardholders, prospective Cardholders or others in connection with the Program comply and will comply in all material respects with applicable law and regulations.

    (d) Conflicts; Defaults. Neither the execution and delivery of this Agreement by CB&T nor the consummation of the transactions contemplated herein by CB&T will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any contract, instrument or commitment to which CB&T is a party or by which CB&T is bound, (ii) violate the articles of incorporation or bylaws, or any other equivalent organizational document, of CB&T, (iii) result in the creation of any lien, charge or encumbrance upon any of the Credit Card Accounts or the Credit Card Receivables (except pursuant to the terms hereof), or (iv) require the consent or approval of any other party to any contract, instrument or commitment to which CB&T is a party or by which it is bound. CB&T is not subject to any agreement with any regulatory authority which would prevent the consummation by CB&T of the transactions contemplated by this Agreement.

     (e) Litigation. At the date of this Agreement, there is not pending any claim, litigation, proceeding, arbitration, investigation or material controversy before any governmental agency to which CB&T is a party, which adversely affects any of its assets or the ability of CB&T to consummate the transactions contemplated hereby, and, to the best of CB&T's knowledge, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated and no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation or controversy.

     (f) No Consent, Etc. At the date of this Agreement, no consent of any person (including without limitation, any stockholder or creditor of CB&T) and no consent, license, permit or approval or authorization or exemption by notice or report to, or registration, filing or declaration with, any governmental authority is required (other than those previously obtained and delivered to CompuCredit) in connection with the execution or delivery of this Agreement by CB&T, the validity of this Agreement with respect to CB&T, the enforceability of this Agreement against CB&T, the consummation by CB&T of the transactions contemplated hereby, or the performance by CB&T of its obligations hereunder.

     (g) FDIC Insurance. CB&T is, and at all times during the term hereof will remain, a member of the Federal Deposit Insurance Corporation.

     6.2 Representations and Warranties of CompuCredit. CompuCredit hereby represents and warrants to CB&T as follows:

      (a) Organization. CompuCredit is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Georgia.

      (b) Capacity; Authority; Validity. CompuCredit has all necessary power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by CompuCredit of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of CompuCredit, and this Agreement has been duly executed and delivered by CompuCredit and constitutes the valid and binding obligation of CompuCredit and is enforceable in accordance with its terms (except as such enforceability may be limited by equitable limitations on the availability of equitable remedies and by bankruptcy and other laws affecting the rights of creditors generally).

     (c) Conflicts; Defaults. Neither the execution and delivery of this Agreement by CompuCredit nor the consummation of the transactions contemplated herein by CompuCredit will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by the terms of any contract, instrument or commitment to which CompuCredit is a party or by which it is bound, (ii) violate the certificate of incorporation or bylaws, or any other equivalent organizational document, of CompuCredit, (iii) require any consent or approval under any judgment, order, writ, decree, permit or license, to which CompuCredit is a party or by which it is bound, or

(iv) require the consent or approval of any other party to any contract, instrument or commitment to which CompuCredit is a party or by which it is bound. CompuCredit is not subject to any agreement with any regulatory authority which would prevent the consummation by CompuCredit of the transactions contemplated by this Agreement.

     (d) Litigation. There is no claim, or any litigation, proceeding, arbitration, investigation or controversy pending, to which CompuCredit is a party and by which it is bound, which adversely affects CompuCredit's ability to consummate the transactions contemplated hereby and, to the best of CompuCredit's knowledge and information, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated; to the best of CompuCredit's knowledge, no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation or controversy.

     (e) No Consent, Etc. No consent of any person (including without limitation, any stockholder or creditor of CompuCredit) and no consent, license, permit or approval or authorization or exemption by notice or report to, or registration, filing or declaration with, any governmental authority is required (other than those previously obtained and delivered to CB&T) in connection with the execution or delivery of this Agreement by CompuCredit, the validity or enforceability of this Agreement against CompuCredit, the consummation of the transactions contemplated thereby, or the performance by CompuCredit of its obligations thereunder.

                                   ARTICLE 7


                           CONFIDENTIAL INFORMATION

     7.1 Confidential Information. All material and information supplied by one party to the other party in the course of the negotiation of this Agreement and its performance hereunder, including, but not limited to, information concerning either party's marketing plans; technological developments, objectives and results; and financial results are confidential and proprietary to the disclosing party ("Confidential Information"). Confidential Information does not include any information that was (i) known to the receiving party at the time of disclosure or developed independently by such party without violating the terms herein; (ii) in the public domain at the time of disclosure or enters the public domain following disclosure through no fault of the receiving party; or (iii) disclosed to the receiving party by a third party that is not prohibited by law or agreement from disclosing the same. Notwithstanding the foregoing, but without limiting the effect of the last sentence of Section 2.12(b) hereof, each Cardholder List shall be deemed Confidential Information owned by CompuCredit.

     7.2 Protection of Confidential Information. Confidential Information shall be used by each party solely in the performance of its obligations pursuant to this Agreement. Each party shall receive Confidential Information in confidence and not disclose Confidential Information to any third party, except as may be necessary to perform its obligations pursuant to this Agreement and except as may be required by law or agreed upon in writing by the other party. Each party shall take all reasonable steps to safeguard Confidential Information disclosed to it so as to ensure that no unauthorized person shall have access to any Confidential Information. Each party shall, among other safeguards which it may consider necessary, require its employees, agents, and subcontractors having access to Confidential Information to enter into appropriate confidentiality agreements containing such terms as are necessary to satisfy its obligation herein. Each party shall promptly report to the other party any unauthorized disclosure or use of any Confidential Information of that party of which it becomes aware. Upon request or upon termination of this Agreement, each party shall return to the other party all Confidential Information in its possession or control. No disclosure by a party hereto of Confidential Information of such party shall constitute a grant to the other party of any interest or right whatsoever in such Confidential Information, which shall remain the property solely of the disclosing party. Nothing contained herein shall limit a party's rights to use its Confidential Information in any manner whatsoever.

     7.3 Survival. The terms of this Article 7 shall survive the termination of this Agreement.

                                  ARTICLE 8
                                MISCELLANEOUS

     8.1 Term and Termination.

     (a) Term. This Agreement shall commence on the date first above written and shall continue in full force and effect until December 31, 1998 (the "Initial Term"), unless otherwise terminated as provided in Section 8.1(b) or
(c) herein. After the Initial Term, this Agreement shall be extended for renewal terms of two (2) years each

("Renewal Term"), unless one party notifies the other party of its intent to terminate this Agreement at least 180 days prior to the end of the Initial Term or any Renewal Term. The termination of this Agreement shall not terminate, affect or impair any rights, obligations or liabilities of either party hereto that may accrue prior to such termination or that, under the terms of this Agreement, continue after the termination.

                  (b) Termination. (i) Either party to this Agreement may terminate this Agreement, reserving all other remedies and rights hereunder in whole or in part, upon the following conditions:

                         (A)    Event of Default. Subject to the terms of
Section 8.1(f) hereof, upon the occurrence of an Event of Default caused by one party, the nondefaulting party may terminate this Agreement by giving ten
(10) banking days' notice (five banking days in the case of CompuCredit's failure to purchase Credit Card Receivables pursuant to Section 4.1 hereof and exhaustion of the Letter of Credit) prior written notice to the defaulting party of its intent to terminate this Agreement. For purposes of this Agreement, an "Event of Default" hereunder shall occur in the event either party defaults in the performance of any of its material duties or obligations under this Agreement and fails to correct the default, to the reasonable satisfaction of the other party, within a 30-day cure period
(which cure period shall be five (5) banking days for CompuCredit's failure to purchase Credit Card Receivables pursuant to Section 4.1 hereof and exhaustion of the Letter of Credit) commencing upon receipt of notice from the other party. Notwithstanding the foregoing, except in the case of an Event of Default consisting of a failure by CompuCredit to purchase Credit
Card Receivables
pursuant to Section 4.1 hereof and exhaustion of the Letter of Credit, notice of termination may not be sent until the party seeking to terminate has followed the provisions of Section 8.1(f) hereof. In the event CB&T terminates this Agreement because of a failure of CompuCredit to purchase Credit Card Receivables pursuant to Section 4.1 hereof and exhaustion of the Letter of Credit, CompuCredit shall pay CB&T a termination fee of $50,000 in addition to any other sums owed to CB&T hereunder.

                         (B)   Bankruptcy. Either party may terminate this
Agreement, at any time upon notice to the other party, after the filing by the other party of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under any comparable law, or upon the other party's making of an assignment of its assets for the benefit of creditors, or upon the application of the other party for the appointment of a receiver or trustee of its assets.

                         (C)   Termination for Force Majeure or Changes in
Laws or Regulations. This Agreement may be terminated by either party on or after the ninetieth (90th) day following the giving of notice by the other party that such notice-giving party's performance is: (A) prevented or delayed by a force majeure event listed in Section 8.7 hereof, if the failure to perform has not been cured at the end of such ninety (90) day period, or
(B) rendered (through no act or omission of such party) illegal or impermissible for that party or its ultimate parent corporation due to changes in laws or regulations applicable to the terminating party.

                  (ii) In the event CompuCredit terminates this Agreement other than pursuant to Section 8.1(b)(i) above, or in the event CompuCredit purchases the Credit Card

Accounts pursuant to Section 8.1(e) below, and does not simultaneously with such termination or purchase enter into the Facilities Management Services Agreement (substantially in the form attached hereto as Exhibit E), CompuCredit shall pay a termination fee to CB&T equal to the greater of
(a) six times the total amount of fees, as set forth on Exhibit C hereto, incurred for the calendar month preceding such termination or purchase or
(b) six times the minimum monthly servicing fee set forth on Exhibit C.

                  (c) Ownership of a Bank by CompuCredit. If CompuCredit receives approval to establish or obtain control of any bank, thrift or industrial loan company, upon notice to CB&T, CompuCredit may terminate this Agreement and exercise its rights under Section (e) hereof to purchase all Accounts and Credit Card Receivables then owned by CB&T or an affiliate of CB&T, for a total price equal to 100% of the Program Receivables then owed by CB&T and any affiliate of CB&T, with such sale to occur as expeditiously as possible on a mutually agreed upon date.

                  (d) Duties After Termination. Upon termination of this Agreement, in order to preserve the goodwill of Cardholders both parties shall cooperate in order to ensure a smooth and orderly termination of their relationship and a transition of Cardholder Accounts. In the event CB&T terminates this Agreement, CB&T shall continue to maintain and service the Accounts and fulfill all of its obligations hereunder for a period of up to 180 days after the termination in order to allow CompuCredit to convert the Accounts to an alternative credit card issuer or processor; provided, however, that if the termination results from a failure of CompuCredit to purchase Credit Card Receivables under the terms of Section 4.1 hereof and the exhaustion of the Letter of Credit, then CB&T, upon one (1) day's prior notice to CompuCredit, may refuse to authorize any new charges on Accounts.

                  (e)    Purchase of Accounts.


                         (i)   (A) CompuCredit shall have the right,
exercisable by providing written notice to CB&T, to purchase, and (B) CB&T shall have the right, upon the expiration or termination of this Agreement, exercisable by providing written notice to CompuCredit, to cause CompuCredit to purchase, all of the Credit Card Accounts and (to the extent not previously purchased by CompuCredit) all of the Credit Card Receivables as of the date of such purchase; provided, however, that should CompuCredit exercise its right to purchase the Credit Card Accounts before that date which is two years following the date of this Agreement (the "Initial Termination Date"), then (1) CompuCredit and CB&T shall execute, in conjunction with any such purchase, the Facilities Management Services Agreement (substantially in the form attached hereto as Exhibit E), (2) such Facilities Management Services Agreement shall have an initial term that will expire on the initial Termination Date, and (3) this Agreement shall terminate upon the signing of such Facilities Management Services Agreement. CompuCredit may fulfill such obligation by arranging for said purchase to be made by a third party designated by CompuCredit. The purchase price in the event of a purchase and sale under this Section 8.1(e) shall be equal to 100% of the Program Receivables owned by CB&T on the date of purchase.

    (ii) CB&T shall transfer to CompuCredit all books and records relating to the Accounts and Credit Card Receivables and each party shall return all property belonging to the other party which is in its possession or control at the time of termination and shall discontinue the use of and return to the other party, or at the request of the other party destroy, all written and printed materials bearing the other party's name and logo.

    (iii) In the event CompuCredit defaults in its obligation to purchase the Accounts and CompuCredit's Letter of Credit becomes exhausted, CB&T (without limiting any other remedy it may have) may elect to retain the Accounts, in which case CB&T shall so notify CompuCredit and may repurchase from CompuCredit CompuCredit's interest in any Credit Card Receivables, for a total price equal to 100% of the Program Receivables owned by CompuCredit on the purchase date, or the parties may mutually agree to sell the Accounts and Credit Card Receivables to an unrelated purchaser, in which case any premium received on the sale of the Accounts shall be payable in full to CompuCredit, less any fees due to CB&T under this Agreement and any reasonable and actually incurred expenses incurred by CB&T in connection with the sale of the Accounts.

    (iv) From and after the date of purchase, CB&T agrees to (A) segregate, specially mark and otherwise appropriately identify all Accounts purchased by CompuCredit as belonging to CompuCredit and (B) to execute and deliver to CompuCredit such additional documents and instruments and to take such action, all without further consideration, as CompuCredit shall reasonably request to effectuate the giving, granting, bargaining, sale, conveyance, setting over, delivery, transfer, confirmation and assignment provided for therein, including, without limitation, such Uniform Commercial Code financing statements as may be requested by CompuCredit. CompuCredit agrees to reimburse CB&T for those reasonable and customary outside legal fees actually incurred related to the purchase not to exceed $5,000 in aggregate, if the purchase is by CompuCredit or an affiliate of CompuCredit. CompuCredit agrees to reimburse CB&T for those reasonable and customary outside legal fees actually incurred relating to a purchase by an entity that is not CompuCredit or an affiliate of CompuCredit.

            (v) CB&T shall (A) give such further assurances to CompuCredit and shall execute, acknowledge and deliver all such acknowledgements, assignments and other instruments and take such further action as may be reasonably necessary and appropriate to effectively vest in CompuCredit the full legal and equitable title to all Accounts and Credit Card Receivables purchased by CompuCredit and (B) make reasonable efforts to assist CompuCredit in the orderly transition of the operations being acquired by CompuCredit, including sending to CompuCredit any payments on Accounts which may be received by CB&T after Closing. CB&T agrees to work with CompuCredit's personnel to assure a smooth transition of the Accounts and continuity of operations with respect to the Accounts.

     (f) Resolution of Disputes. The parties agree that it is their desire to use their best efforts to resolve amicably any and all disputes or disagreements that may arise between them with respect to the interpretation of any provision of this Agreement or with respect to the performance by the parties under this Agreement, in order to avoid an early termination of this Agreement. Toward that end, the parties agree that in the event any dispute or disagreement arises that cannot be resolved at the operating level by the employees of each party having direct responsibility for the performance or operating function in question, each of the parties will promptly appoint a designated officer to meet the purpose of endeavoring to resolve such dispute or negotiate an adjustment to such provision. Any disputes that, if not resolved, may lead to an allegation by one party that an Event of Default has occurred by the other party shall be referred to the Chief Financial Officer of CB&T and the Chief Financial Officer of CompuCredit, who shall confer and diligently attempt to find reasonable methods of correcting the condition giving rise to the anticipated Event of Default. No legal proceedings for the resolution of any such dispute may be commenced or notice of termination of this Agreement may be served until such Chief Financial Officers have so conferred, and until either party concludes, in good faith, that amicable resolution through continued negotiation of the matter at issue does not appear likely and one party provides written notice of same to the other party.

     8.2   Indemnification

     (a) Except to the extent of any Losses which arise form the direct acts or omissions of CB&T or an affiliate of CB&T, CompuCredit will indemnify and hold harmless CB&T and its respective directors, officers, employees, agents and affiliates and permitted assigns ("CB&T Indemnified Parties") from and against any all "Losses"

(as herein defined) arising out of (i) any failure of CompuCredit to comply with any of the terms and conditions of this Agreement, (ii) any inaccuracy of a representation or warranty made by CompuCredit herein, or (iii) any infringement or alleged infringement of any of the CompuCredit Card Marks, or the use thereof hereunder, on the rights of any third party.

     (b) Except to the extent of any Losses which arise from the direct acts or omissions of CompuCredit, CB&T shall be liable to and shall indemnify and hold harmless CompuCredit and its respective officers, directors, employees, agents and affiliates, from and against any Losses (as defined below) arising out of (i) the failure of CB&T to comply with any of the terms and conditions of this Agreement, (ii) the inaccuracy of any representation or warranty made by CB&T herein, (iii) any infringement or alleged infringement of any of the CB&T Credit Card Marks, or the use thereof hereunder, on the rights of any third party, or (iv) any losses resulting from a failure of CB&T to comply, in respect of its obligations in connection with the Program hereunder, with any applicable laws or regulations whether immaterial or material, regardless of whether such failure to comply would constitute a breach of a representation, warranty or covenant of CB&T hereunder.

     (c) For the purposes of this Agreement, the term "Losses" shall mean all out-of-pocket costs, damages, losses, fines, penalties, judgments, settlements, and expenses whatsoever, including, without limitation, (i) outside attorneys' fees and disbursements and court costs reasonably incurred by the indemnified party; and (ii) costs (including reasonable expenses and reasonable value of time spent) attributable to the necessity that any officer or employee (other than in-house attorneys) of any Indemnified Party spend more than 25% of his or her normal business hours, over a period of two (2) months, in connection with any judicial, administrative, legislative, or other proceeding.

     8.3   Procedures For Indemnification

     (a) Notice of Claims. In the event any claim is made, any suit or action is commenced, or any knowledge of a state of facts that, if not corrected, would give rise to a right of indemnification of a party hereunder ("Indemnified Party") by the other party ("Indemnifying Party") is received, the Indemnified Party will give notice to the Indemnifying Party as promptly as practicable, but, in the case of lawsuit, in no event later than the time necessary to enable the Indemnifying Party to file a timely answer to the complaint. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other (at the expenses of the party requesting assistance) in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

     (b) Defense And Counsel. Subject to the terms hereof, the Indemnifying Party shall have the right to defend any suit, claim or proceeding. The Indemnifying Party shall notify the Indemnified Party via facsimile transmission, with a copy by mail, within ten (10) days of having been notified pursuant to this Section 8.3(a) if the Indemnifying Party elects to employ counsel and assume the defense of any such claim, suit or action. The Indemnifying Party shall institute and maintain any such defense diligently and reasonably and shall keep the Indemnified Party fully advised of the status thereof. The Indemnified Party shall have the right to employ its own counsel if the Indemnified Party so elects to assume such defense, but the fees and expense of such counsel shall be at the Indemnified Party's expenses, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (ii) such Indemnified Party shall have reasonably concluded that the interests of such parties are conflicting such that it would be inappropriate for the same counsel to represent both parties (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), and in either of such events such reasonable fees and expenses shall be borne by the Indemnifying Party; or (iii) the Indemnifying Party shall not have employed counsel to take charge of the defense of such action after electing to assume the defense thereof.

     (c) Settlement of Claims. The Indemnifying Party shall not have the right to compromise and settle any suit, claim or proceeding in the name of the Indemnified Party; provided, however, that the Indemnifying Party shall not compromise or settle a suit, claim or proceeding (i) unless it indemnifies the Indemnified Party for all Losses arising out of or relating thereto and (ii) with respect to any suit, claim or proceeding which seeks any non-monetary relief, without the consent of the Indemnified Party, which consent shall not be reasonably withheld. Any final judgment or decree entered on or in, any claim, suit or action which the Indemnifying Party did not assume the defense of in accordance herewith, shall be deemed to have been consent to by, and shall (subject to the other provisions hereof) be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid by the Indemnifying Party under this Section 8.3.

     (d) Indemnification Payments. Amounts owing under Section 8.2 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such liability, provided, however, that if the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of such demand that it disputes its obligation to indemnify and the parties are not otherwise able to reach agreement, the controversy shall be settled by final judgment entered by a court of competent jurisdiction.

     (e) Survival. The terms of Section 8.2 and 8.3 shall survive the termination of this Agreement provided, however, that a direct claim made by a party hereto against the other party hereto for breach of any part of this Agreement other than Sections 8.2 and 8.3 hereof, shall only survive the termination of this Agreement for a period of five years.

    8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to its conflict of laws rules.

    8.5 Press Releases. Except as may be required by law or regulation or a court or regulatory authority or any stock exchange, neither CB&T nor CompuCredit, nor their respective parents or affiliates, shall issue a press release or make public announcement or any disclosure to any third party related to the terms of this Agreement without the prior consent of the other party hereto, which consent shall not be unreasonably withheld or delayed.

    8.6 Relationship of the Parties. CB&T and CompuCredit agree that in performing their responsibilities pursuant to this Agreement they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partners or joint venturers or any association for profit between and among CB&T and CompuCredit.

    8.7 Force Majeure. In the event that either party fails to perform its obligations under this Agreement in whole or in part as a consequence of events beyond its reasonable control (including, without limitation, acts of God, fire, explosion, public utility failure, accident, floods, embargoes, epidemics, war, nuclear disaster or riot), such failure to perform shall not be considered a breach of this Agreement during the period of such disability. In the event of any force majeure occurrence as set forth in this Section, the disabled party shall use its best effort to meet its obligations as set forth in this Agreement. The disabled party shall promptly and in writing advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder a whole or in part.

     8.8 Books and Records. Each party shall maintain books of account and records, in accordance with standard accounting practices and procedures, of all financial transactions arising in connection with its obligations pursuant to this Agreement for a period of not less than five years from the date last recorded or created, and after such time the other party will be offered a reasonable opportunity to take possession of such records at its expense prior to their destruction. In addition to and notwithstanding the foregoing, to the extent either party has sole possession of any records required to be maintained by the other party pursuant to applicable state or federal laws or regulations, the party with possession shall maintain such records in such form and for such time periods as are provided for in such laws and regulations. Subject to the first sentence of this Section, either party may, at its own expense and upon reasonable prior notice, have full access to and the right to inspect and copy the books and records of the other party relating to services performed herein by that party, and during the term of this Agreement, each party shall furnish to the other party all such information concerning transactions and services provided by it pursuant to this Agreement as that party may reasonably request.

     8.9 Notices. All notices, requests and approvals required by this Agreement (i) shall be in writing, (ii) shall be addressed to the parties as indicated below unless notified in wiring of a change in address, and (iii) shall be deemed to have been given either when personally delivered or, if sent by mail, in which event it shall be sent postage prepaid, upon delivery thereof, or, if sent by telegraph, telex, facsimile (with oral confirmation of receipt), or nationally recognized overnight delivery, upon delivery thereof. The addresses of the parties are as follows:

    To CB&T:          COLUMBUS BANK AND TRUST COMPANY
                      Attention: President
                      901 Front Avenue, Suite 202
                      Columbus, Georgia 31901
                                  -OR-
                      P.O. Box 120
                      Columbus, Georgia 31902-0120

                      FAX: (706) 649-4808

    To CompuCredit:   COMPUCREDIT, L.P.
                      Attention: Chief Financial Officer
                      Two Ravinia Drive, Suite 1750
                      Atlanta, Georgia 30346
                      FAX: (770) 901-5815

    8.10 Modification and Changes. This Agreement, together with any Exhibits attached hereto, constitutes the entire agreement between the parties relating to the subject matter herein. This Agreement may only be amended by a written document signed by both parties; provided, however, that there may be separate written agreements signed by both parties from time to time that serve to augment certain of the provisions contained herein. In the course of the planning and coordination of this Agreement, written documents have been exchanged between the parties. Such written documents shall not be deemed to amend or supplement this Agreement unless signed by both parties.

    8.11 Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. Except as otherwise provided herein, this Agreement shall not be assigned by either party, except to a wholly-owning parent or to a wholly-owned subsidiary of such assigning party's wholly-owning parent, without the written consent of the other party, which consent shall not unreasonably be withheld or delayed, and any such permitted assignment shall terminate when such assignee is no longer a wholly-owning parent of such party or a wholly-owned subsidiary of such party or of such party's wholly-owning parent.

    8.12 Effectiveness. This Agreement shall become effective when it has been accepted and executed on behalf of CB&T by an authorized officer and on behalf of CompuCredit by an authorized officer.

    8.13 Waivers. Neither of the parties shall be deemed to have waived any of its rights, powers or remedies hereunder unless such waiver is approved in writing by the waiving party.

    8.14 Severability. If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect.

     8.15 Headings. The headings contained herein are for convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

     8.16 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement, but in making proof hereof it shall not be necessary to exhibit more than one.

     8.17 Expenses. Except as otherwise specifically provided in this Agreement, all parties shall pay their own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all regulatory fees, attorneys' fees, accounting fees and other expenses.



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


COLUMBUS BANK AND TRUST COMPANY                 COMPUCREDIT, L.P.
                                                By: CompuCredit Management
                                                Corp., its sole General Partner

By: /s/ Connie Masden                           By: /s/ David A. King
    ------------------------------                  ---------------------------
 Title: AVP Bankcard                             Title: President
        --------------------------                      -----------------------

                                    Exhibit A




                            [Intentionally Left Blank]

                                   Exhibit B

                   VISA-Registered Trademark- GOLD CREDIT CARD
                                ACCOUNT AGREEMENT
                        (NY Residents: RETAIL INSTALLMENT
                                CREDIT AGREEMENT)


Dear Customer:

This Agreement is your contract concerning the use of your Account. It contains disclosures required by the federal Truth in Lending Act, along with important information about your Account. Since the terms of this Agreement become effective immediately when you have accepted, signed, or used your Account, we encourage you to read all of it and keep it for your records. Please feel free to call with any questions you may have. We look forward to serving you.


                           PARTNERSHIP CARD SERVICE
                  P.O. BOX 120-C, COLUMBUS, GEORGIA 31902-0120
                            PHONE: 1-800-348-8783
                        COLUMBUS BANK AND TRUST COMPANY


                                 BANK CREDIT CARD
                                    AGREEMENT
                        (NY Residents: RETAIL INSTALLMENT
                                 CREDIT AGREEMENT)


-------------------------------------------------------------------------------
Cardholder Agreement

This Agreement contains the terms which govern the use of your Card, and outlines both your responsibilities and ours. You do not have to sign the Agreement, but once you have accepted, signed or used the Card, or the Account, the Agreement will be in force. Please read it in its entirety and keep it for your reference. This Agreement begins on the earlier of (i) the date you sign an Account application that is approved by us, or (ii) the first date that we extend credit to you on your account, as evidenced by a signed sales slip or memorandum, a cash advance transaction, or otherwise. Prior to the date this Agreement begins, you will not be liable for any purchase or lease of property or services by use of the Card after its loss or theft.

Definitions

To simplify this Agreement for you, the definitions listed below will apply throughout, both in this Agreement and in your monthly statement. In addition, the words you, your, and yours refers to the Cardholder who holds the Card and is responsible for the Account. The words we, us, and our refer to Columbus Bank & Trust Company, Columbus, Georgia and any agent through which the Account is established.

Account: The Credit Card Account, for which you were issued a Card imprinted with your Account number, that is subject to all the terms and conditions of this Agreement.

Account Year: The 12-month period (consisting of 12 Billing Cycles) commencing with the first billing cycle that begins when the Account is opened, and each successive 12-month period thereafter.

Annual Percentage Rate: The yearly rate at which you are charged for your credit.

ATM: Automated Teller Machine

Billing Cycle: The time interval covered by a monthly statement. Each Billing Cycle is approximately 30 days in length.

Card: Any Visa Credit Card issued by us which you may use to obtain cash, make Purchases, or lease goods or services on credit. Use of your Account number to obtain credit will be considered a use of the card.

Card Carrier: The card carrier we send with your card.

Cardholder: The person to whom a Card is issued, or who has agreed to pay obligations arising from a Card issued to another Person.

Cash Advance: Credit extended to you in the form of a cash loan through any financial institution honoring the Card, either presented directly or through any other credit instrument, check, device, overdraft coverage plan or ATM that we make available to you.

Closing Date: The date of the last day of a Billing Cycle.

Convenience Check or Check: Any check we make available to you for the purpose of drawing against your Account. These are subject to the same terms and definitions as Cash Advances.

Credit Line: The maximum amount of credit available to you on your Account.

Finance Charge: The cost of credit extended to you on your Account. This is computed by applying the Monthly Periodic Rate to your Average Daily Balance, and adding a fixed fee to Cash Advance transactions.

Monthly Periodic Rate: A periodic interest rate amounting to one-twelfth of the Annual Percentage Rate.

New Balance: The total outstanding Account balance on the Closing Date specified in your monthly statement.

Other Charges: Charges to your Account other than Finance Charges. These are listed below under "Account Fees."

Periodic Rate: The percentage rate of Finance Charge imposed against a balance for a period. In this Agreement, a "Monthly" Periodic Rate is used.

Person: A natural person; also a corporation, partnership, proprietorship, association, cooperative, estate, trust, government unit, or other entity.

Previous Balance: The balance of your Account at the beginning of a Billing Cycle. This will be the same as the "New Balance" shown on your previous bill.

Prime Rate: The base interest rate on corporate loans at the larger U.S. banks as published daily in the "Money Rates" section of The Wall Street Journal. The rate applicable to your Account will be the highest Prime Rate published on the 25th day of the calendar month preceding the month in which the Billing Cycle begins (or if not published on that day, on the day of its next publication following that date).

Purchase: Extensions of credit to your Account for the purpose of purchasing or leasing goods or services from participating establishments.

User: Any Person authorized by you to obtain credit under your Account.

USING YOUR CREDIT CARD
-------------------------------------------------------------------------------
Purchases or Cash Advances

You may use your Card or Convenience Checks to purchase or lease goods or services from participating establishments. You may also use your Card to obtain Cash Advances from your Account by presenting it to us, or to any institution that accepts the Card for that purpose, or by making a withdrawal of cash at an ATM. You will owe us for these amounts, plus any applicable Finance Charges and Other Charges, payable in U.S. dollars.

Your Credit Line

You may not use your Account in any way that would cause you to go over your Credit Line. We may refuse to authorize or accept any transaction on your Account that would cause you to exceed your Credit Line or if your Account is delinquent. We may temporarily agree to allow you to exceed your limit; however, in that case you must repay the excess amount according to the terms of this Agreement. We may change your Credit Line at any time and will notify you accordingly.

Convenience Checks

We may supply you with personalized Convenience Checks that are subject to the following conditions. Payment of a Check will be considered as a Cash Advance on your Account. Your Check must be written in U.S. dollars. Only the person whose name appears on the Check may sign it. We are authorized to pay any Check drawn on your Account even if the signature does not correspond exactly to the signature on our records.

You agree that Convenience Checks written on your Account will not be returned to you. We are entitled to return your Check unpaid if there is not enough available credit in your Account or if your Account is in default. If we honor the Check under these circumstances, the amount in excess of your Credit Line will be due immediately. You may not use a Convenience Check to make payments on your Account.

We may pay Checks dated more than six months prior to the date they are presented for payment. You may stop payment on a Check if we receive your instruction within ample time to act on your request. A verbal request is binding on us for 14 calendar days and a written request for six months, unless you notify us otherwise in writing.

You may not write a postdated Check, but we may pay a Check regardless of a postdate. We will not certify a Convenience Check.

MAKING PAYMENTS
-------------------------------------------------------------------------------
Monthly Statements

We will send a statement at the end of each monthly Billing Cycle if there is a debit or credit balance on your Account of $1 or more, a balance on which a Finance Charge has been imposed, or as otherwise required by applicable law. You agree to pay us, or any party to whom we may transfer and assign your Account, in U.S. dollars according to all terms and conditions of this Agreement.

The Minimum Payment is 3% of the New Balance, or at least $10. If you elect not to pay your balance in full, you must pay the Minimum Payment within 25 days of the Closing Date of the Billing Cycle, which is shown as the "Payment Due Date" on your statement. Your Minimum Payment will also include any past due amount and any amount by which the New Balance exceeds the Credit Line, whichever of these two is greater.

You may at any time pay off your entire balance in full or more than the Minimum Payment without incurring any additional charge for prepayment.

Security Interest

If we now or in the future, hold any title, pledge or security interest in any of your property other than your principal residence, it may be that the terms of the instrument creating such title, pledge or security interest will also secure your obligations on this Account.

HOW FINANCE CHARGES ARE DETERMINED
-------------------------------------------------------------------------------
Your FINANCE CHARGE will include a fixed fee amounting to 3% ($2 minimum; $50 maximum) of each Cash Advance posted during a Billing Cycle, and an amount computed by applying a Monthly Periodic Rate to the sum of (i) your Average Daily Balance of Cash Advances and (ii) your Average Daily Balance of Purchases. Subject to any grace period, finance charges on Purchases will be imposed at the Periodic Rate from the date each Purchase is made and will continue to accrue on unpaid balances as long as they remain unpaid. You will have a 25-day grace period to repay your New Balance before a Finance Charge on Purchases will be imposed. However, you will only be entitled to this grace period if your Previous Balance is (i) zero, (ii) a credit balance, or
(iii) paid in full by the "Payment Due Date" shown on your monthly billing statement. Finance charges on Cash Advances (in addition to Fixed fees) will be imposed at the Periodic Rate from the date each Cash Advance is made and will continue to accrue on unpaid balances as long as it remains unpaid.
There is no time period within which to pay to avoid Finance Charges on Cash Advances.

To get the Average Daily Balance of Cash Advances, we take the beginning balance of your Account each day, including unpaid Finance Charges and Other Charges, add any new Cash Advances as of the date of transaction, and subtract any payments and credits (as of the date of posting), and all outstanding Purchases. This gives us the daily balance for Cash Advances. Then we add all these daily balances for the Billing Cycle together and divide the total by the number of days in the Billing Cycle. This gives us the Average Daily Balance of Cash Advances.

To get the Average Daily Balance of Purchases we take the beginning balance of your Account each day, including unpaid Finance Charges and other Charges, add any new Purchases as of the date of transaction, and subtract any payments and credits (as of the date of posting), and all outstanding Cash Advances. This gives us the daily balance for Purchases. Then, we add all these daily balances for the Billing Cycle together and divide the total by the number of days in the Billing Cycle. This gives the Average Daily Balance of Purchases.

Computing The Annual Percentage Rate (APR) and Monthly Periodic Rate

Your Monthly Periodic Rate and corresponding Annual Percentage Rate may vary. The Monthly Periodic Rate applied in any billing period will be equal to 1/12 of the total of (i) the highest Prime Rate published in the "Money Rates" section of The Wall Street Journal on the 25th day of the calendar month preceding the month in which the Billing Cycle begins (or if not published that day, on the day of its next publication following that date) and (ii) 10.75%. However, the Monthly Periodic Rate will in no event be less than 1.58333% (corresponding ANNUAL PERCENTAGE RAGE 19%). If the prime rate increases, the Monthly Periodic Rate and corresponding Annual Percentage Rate may increase, and, as a result, the Finance Charge, the Minimum Payment, and the number of payments may also increase. Any new Monthly Periodic Rate will apply to your entire balance.

The current Monthly Periodic Rate (and corresponding Annual Percentage Rate) under the above formula are printed on your Card Carrier. Your Card Carrier is hereby incorporated into and made a part of this Agreement.

ACCOUNT FEES
-------------------------------------------------------------------------------
In addition to Finance Charges and fixed fees for Cash Advances, a variety of fees and charges may be applied to your Account, as follows:

Annual Fee

You agree to pay us an annual fee of $50 for the use of your Card and access to all Card benefits over twelve (12) months following the assessment of the fee. The fee for the initial twelve (12) month period be assessed upon opening your account. Subsequent annual fees will be assessed during the month of account anniversary. If we revoke your Card, we will refund a pro rata portion of the annual fee to you.

Late Payment Charge

If you do not make your minimum payment before the Closing Date of the Billing Cycle, we will apply a late payment charge of $25 to your Account.

Overlimit Fee

If your New Balance exceeds your Credit Line on the Closing Date of the Billing Cycle, we will apply an overlimit fee of $25 to your Account.

Returned Check Fee

Should any check or money order in payment of your Account be returned to us unpaid for any reason we will apply a returned check fee in the amount of $25 to your account.

YOUR BILLING RIGHTS AND OUR RESPONSIBILITIES
-------------------------------------------------------------------------------
Lost Cards and Unauthorized Use

If your Card is lost or stolen, or used without your consent, you may be liable for the unauthorized use of your Card, but you will not be liable for unauthorized use that occurs after you notify us orally or in writing of the loss, theft or possible unauthorized use at:

                           Security Department
                             BankCard Center
                             P.O. Box 120-C
                            Columbus GA 31902
                              1-800-348-8783
                                   or
         706-649-7167 Outside U.S. or in the Columbus, GA area.

In any case, your liability will not exceed $50.

Your Billing Rights - Keep This Notice For Future Use
-------------------------------------------------------------------------------
This notice contains important information about your rights and our responsibilities under the Fair Credit Billing Act.

Notify us in case of errors or questions about your bill.

If you think your bill is wrong, or if you need more information about a transaction on your bill, please write to us at Dispute Resolution Office, Partnership Card Services, P.O. Box 120-C, Columbus, GA 31902-0120. We must hear from you no later than 60 days after we send you the first bill on which the error or problem appeared. You can telephone us, but doing so will not preserve your rights.

In your letter, give us the following information.

- Your name and Account number.

- The dollar amount of the suspected error.

- Describe the error and explain, if you can, why you believe there is an error. If you need more information, describe the item you are not sure about.

If you have authorized us to pay your Card bill automatically from your savings or Checking Account, you can stop the payment on any amount you think is wrong. To stop paymnet, your letter must reach us three business days before the automatic payment is scheduled to occur.

Your rights and our responsibilities after we receive your written notice.

We must acknowledge your letter within 30 days unless we have corrected the error by then. Within 90 days, we must either correct the error or explain why we believe the bill is correct.

After we receive your letter, we cannot try to collect any amount you question or report you as delinquent. We can continue to bill you for the amount in question, including Finance Charges, and we can apply any unpaid amount against your Credit Line. You do not have to pay any questioned amount while we are investigating, but you are still obligated to pay the parts of your bill that are not in question.

If we find that we have made a mistake on your bill, you will not have to pay any Finance Charges related to any questioned amount. If we did not make a mistake, you may have to pay Finance Charges, and you will have to make up any missed payments on the questioned amount. In either case, we will send you a statement of the amount you owe and the date that it is due.

If you fail to pay the amount that we think you owe, we may report you as delinquent. However, if our explanation does not satisfy you and you write to us within 10 days telling us that you still refuse to pay, we must tell anyone we report you to that you have a question about your bill, and we must tell you the name of anyone to whom we reported you. We must tell anyone we report you to that the matter has been settled between us when it is settled.

If we do not follow these rules, we cannot collect the first $50 of the questioned amount, even if your bill was correct.

Special Rule for Credit Card Purchases

If you have a problem with the quality of property or services that you purchased with a credit card, and you have tried in good faith to correct the problem with the merchant, you may have the right not to pay the remaining amount due on the property or services. There are two limitations on this right: (1) you must have made the purchase in your home state or, if not within your home state, within 100 miles of your current mailing address; and
(2) the purchase price must have been more than $50. These limitations do not apply if we own or operate the merchant, or if we mailed you the advertisement for the property or services.

Telephone Monitoring

From time to time, we may monitor telephone calls regarding your Account with us to assure the quality of our service.


OUR RIGHTS, AND HOW THEY AFFECT YOU
-------------------------------------------------------------------------------
Refunds

If a seller agrees to give a refund, you will accept a credit on your Account instead of a cash refund.

No Waiver of Rights; Disputed Amounts

We can accept late or partial payments without losing any of our rights under this Agreement. You agree not to send us partial payments marked "paid in full," "without recourse," or similar language. If you send such a payment, we may accept it without losing any of our rights under this Agreement. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount, must be mailed or delivered to P.O. Box 120-C, Columbus, Georgia 31902-0120.

Credit Reports and Information Reporting

You authorize us to make or have made any credit, employment, or other investigative inquiries we deem appropriate to extend you credit or collect the amounts owed to us on your Account. We may report your performance under this Agreement and can furnish information about your Account or credit file to consumer reporting agencies and others who may properly receive the information, including your failure to make minimum payments on time. We (including any assignee) may also obtain follow-up credit reports on you and may exchange information about you or your Account with our (its) affiliates. Otherwise, no one else will be given information about your Account without your permission or proper legal authority. We will try to notify you by telephone or mail of any legal process served to us in order to give you an opportunity to object to it, unless the law prohibits the notice. You can request that we not furnish marketing information concerning you which discloses your identity by calling us at (800) 348-8783 or writing to us at P.O. Box 120-C, Columbus, Georgia 31902-0120.

Collection and Default

Unless prohibited by applicable law, your Account is considered to be in default if (1) you do not make at least the Minimum Payment on or before the Payment Due Date, (2) you try to exceed or do exceed your Credit Line without permission, (3) you become subject to bankruptcy or insolvency proceedings,
(4) you become subject to attachment or garnishment proceedings, (5) you give us any false information or signature, (6) you die, or (7) you fail to comply with any portion of this Agreement. Our accepting a late or partial payment does not waive the default. Default on this Account will constitute default on all accounts you hold with us.

If you are in default, we may declare the entire balance due immediately. Unless prohibited by applicable law, you must pay all costs and attorneys' fees related to the collection of your Account.

Change of Terms

Subject to the limitations of aplicable law, we may, at any time, change any of the terms and conditions of, or add new terms or conditions to, this Agreement. We will mail written notice of such a change to you when and in the manner required by applicable law. As of the effective date, the changed terms will apply to new Purchases and Cash Advances and also to the outstanding balance of your Account, subject to the limitations of applicable law.

Delay in Enforcement

We can delay enforcing our rights under this Agreement without losing them.


OTHER PROVISIONS
--------------------------------------------------------------------------------
Ownership and Use of Your Card

As the Account Cardholder, you are liable for all credit obtained under your Account, whether by yourself or as authorized User. If you authorize another person to use your Card or a Convenience Check, you are liable for any credit obtained on your Account for as long as that person holds the Card or Check. In addition, you will remain liable until you recover possession of the Card or Check. Misuse of your Card by an authorized User will not be considered unauthorized use. Upon demand, you must return any Card we supply to you or destroy the Card by cutting it in half immediately. Convenience Checks must be mailed or returned to us upon request.

Transactions

You will retain for statement verification your copy of each purchase slip, Cash Advance or other transaction to your Account.

Transfer and Termination of Your Account

You may not transfer your Account to any other Person. We may assign your Account to any other Person at any time. Either you or we may terminate or suspend your credit privileges at any time. However, you will remain liable for all charges until they are paid in full.

Foreign Currency Conversion

You may make a Purchase or obtain a Cash Advance in a currency other than U.S. dollars. If you do, the VISA association will convert the transaction into U.S. dollars according to their procedures. The conversion rate they use may differ from any published rate in effect on the day that you made the transaction or it was posted to your Account. You agree to pay us the amount as converted into U.S. dollars according to VISA association procedures.

Honoring Your Card

We are not liable for the failure or refusal of a merchant, ATM or other institution to honor your Card. Although you may have credit available, we will not be liable for the failure to authorize credit due to operational difficulties or mistakes. Transactions made above a certain dollar amount may require authorization by us before the transaction can be approved. In addition, we may limit the number and amount of transactions approved in one day for security reasons.

Change of Address, Employment and Telephone

We will send all written notices and statements to your address as it appears on our records. To avoid delays and missed payments that could affect your credit standing, you agree to advise us promptly if you change your mailing address, place of employment, or telephone number.

Severability

In the event that any provision of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions will remain in effect.

Headings and Governance

The headings used in this Agreement are for the convenience of reference only and are not intended to define or describe the scope or intent of any portion of the Agreement. This Agreement is governed by federal law and the laws of the state of Georgia, as applicable.


                                 NOTICE TO THE BUYER

1. DO NOT SIGN THIS CREDIT AGREEMENT BEFORE YOU READ IT OR IF IT CONTAINS ANY BLANK SPACES.

2.  YOU ARE ENTITLED TO A COMPLETELY FILLED IN COPY OF THIS CREDIT AGREEMENT.

Your signature on the application represents your signature on this Agreement.


(NY Residents: RETAIL INSTALLMENT CREDIT AGREEMENT).


-----------------------------------
[put signature of Bank Officer here]


-----------------------------------
[put title of Bank Officer here]


-----------------------------------
DATE: [put date of printing here]


MARYLAND RESIDENTS: Finance charges will be imposed in amounts or at rates not in excess of those permitted by law. You have the right to receive an answer to a written inquiry concerning the status of your Account.

NEW JERSEY RESIDENTS: Where this Agreement refers to acts or practices by us which are or may be required by "applicable law," such acts or practices are not required by New Jersey law, subject to the following limitation: we will send prior written notice of any increase in the rate or amount of finance charge (except for any increase in the rate or amount of finance charge that results from an increase in the Prime Rate as described above in the paragraph entitled "Computing The Annual Percentage Rate (APR) and Monthly Periodic Rate"). Where this Agreement refers to acts or practices that may or will be taken by us unless prohibited by, or subject to, or as permitted by, requirements or limitations of "applicable law," New Jersey law permits the act or practice subject to the following limitation: we do not impose collection costs and may impose attorneys' fees under the paragraph above entitled "Collection and Default" up to a maximum of 20% of the first $500 of your outstanding balance and 10% of the excess.

VIRGINIA RESIDENTS: To avoid additional finance charges being applied to your current purchases on next month's statement, pay the new balance on this statement in full by the due date.

WISCONSIN RESIDENTS: We will not charge you attorneys' fees, court costs, or other collection costs incurred as a result of your default.


-------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                           For Your Information


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  Exhibit C

-------------------------------------------------------------------------------
ASPIRECARD--Card Servicing Pricing December 1996
-------------------------------------------------------------------------------


Portfolio Services
Project Management
TSYS Liaison
Customer Service                *[material omitted]
Accounting
Fraud Detection
Monitoring
--------------------------------------------------------------------------------

Application              -  $12.50 per manual review, judgementally only
Processing               -  $3 per keyed application--approved/declined
                         -  $1.50 per keyed application in response to
                            in-bound telemarketing or solicitation
                         -  $.50 per application transmitted into ACE from
                            marketing agency
                         -  $3 per fulfillment package (including cost of
                            card, credit bureau check, and mailing)
                         -
--------------------------------------------------------------------------------
Inbound telephone        $0.94 per call
applications
--------------------------------------------------------------------------------
Collections              *[material omitted] monthly per delinquent account
                         worked by a collector (calls and/or skip tracing)
--------------------------------------------------------------------------------
Fraud/Investigations     $50 per hour for case management approved by
                         CompuCredit; plus out-of-pocket expenses for
                         out-of-office investigations only.
--------------------------------------------------------------------------------
Information Support      Customized TSYS Total Access reports $75 per hour
--------------------------------------------------------------------------------
Customized Projects      Additional services quoted on a project basis
--------------------------------------------------------------------------------
Pass-Through             -  $1,000 per month per TSYS data transmission type
Expenses                 -  TSYS charges for data circuit to CompuCredit
                            for collections
--------------------------------------------------------------------------------
Monthly Minimum          $10,000 monthly servicing fee
--------------------------------------------------------------------------------


------------------
* Deleted per the Registrant's request for confidential treatment and filed separately with the Commission pursuant to Rule 24b-2

                                  Exhibit D


BANK LETTERHEAD
------------------------------------------------------------------------------

(Date)

Beneficiary:   Columbus Bank & Trust Company
               P.O. Box 120
               Columbus, GA  31902

               RE: CompuCredit, L.P.

Letter of Credit No.______________________

We have established this Irrevocable Letter of Credit No._____in your favor as "Beneficiary" for drawings up to U.S. $_______________effective (date), and expiring at our office located at (bank address), with our close of business on (date).

The term "Beneficiary" includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator.

We hereby undertake to promptly honor your sight draft(s) drawn on us, indicating our Credit No.______, for all or any part of this Credit if presented at (Bank) on or before the expiration date or any automatically extended expiration date.

Such a sight draft shall be accompanied by a certification by an officer stating that an Event of Default shall have occurred under that certain Affinity Card Agreement, dated November _____, 1996, between you and CompuCredit L.P., due to CompuCredit, L.P.'s failure to perform under said Affinity Card Agreement.

Except as stated herein, this undertaking is not subject to any condition or qualification. The obligation of the Bank under this Letter of Credit shall be the individual obligation of the Bank, in no way contingent upon reimbursement with respect thereto.

It is a condition of this Letter of Credit that it shall be deemed automatically extended without amendment for one year from the expiration date hereof, or any future expiration date, unless sixty (60) days prior to any expiration date we shall notify you by Registered Mail that we elect not to consider this Letter of Credit renewed for any such additional period.

This Letter of Credit is subject to and governed by the Laws of the State of Georgia and the 1993 revision of the Uniform Customs and Practice for Documentary Credits of the

International Chamber of Commerce (Publication 500) and, in the event of any conflict, the Laws of the State of Georgia will control.

(Bank Name)


By:
     -------------------------------------
Title:
        ----------------------------------

By:
     -------------------------------------
Title:
        ----------------------------------

                                  Exhibit E

                   FACILITIES MANAGEMENT SERVICES AGREEMENT



         This Agreement (the "Agreement") is made and entered into this ______ day of _______________, 19___ by and between COLUMBUS BANK AND TRUST COMPANY ("CB&T") of Columbus, Georgia, and CompuCredit, L.P., a Georgia limited partnership ("CompuCredit") of Atlanta, Georgia.



                                   PREAMBLE

         The terms and provisions of this Agreement provide for the utilization by CompuCredit of CB&T's facilities management services ("Services") commencing with the purchase by CompuCredit of certain credit card accounts ("Accounts") originated by CB&T pursuant to the Affinity Card Agreement of even date herewith between CB&T and CompuCredit. Capitalized terms used, but not defined, herein are used as defined in the Affinity Card Agreement. To provide for the receipt of the Services by CompuCredit and in consideration of the terms and provisions specified in this Agreement, the parties hereto agree as follows:

                                  SECTION 1

                          SERVICES PROVIDED BY CB&T

         Upon any purchase of the Accounts by CompuCredit pursuant to the Affinity Card Agreement referenced above, CB&T will provide the Services identified and described on Exhibit A, attached hereto and made a part hereof by reference, and shall provide such Services in accordance with the Aspire Operations Manual ("Manual"), which is made a part hereof by reference, except as otherwise provided herein. The Manual shall be signed by CompuCredit and CB&T and shall provide for written amendments thereto from time to time as agreed to by the parties. All services shall be provided in accordance with applicable VISA Operating Regulations and procedures. CB&T will provide the Services in connection with (i) the Aspire Card and (ii) such other credit cards or bankcards as agreed in writing by CompuCredit and CB&T (collectively,

"CompuCredit Cards"). CompuCredit acknowledges that it has reviewed and understands such policies and procedures and hereby agrees that CB&T shall apply such policies and procedures for the services provided under this Agreement.
   CB&T shall provide to CompuCredit periodic reports (through Total Systems Services, Inc. ("TSYS") or otherwise), including but not limited to, new account application status reports, delinquent account reports, charge-off documentation and settlement reports, and such other reports as CompuCredit may reasonably request from time to time. The frequency and content of such reports shall be mutually agreed upon by CB&T and CompuCredit, consistent with CB&T and/or TSYS' systems capability, as applicable, and CB&T's and/or TSYS' report production schedule.
   Unless otherwise agreed to by CompuCredit in writing, CB&T shall submit to CompuCredit a monthly status report, in addition to the standard reports described in the immediately preceding paragraph. The report shall (i) generally describe CB&T's activities and accomplishments during the preceding six (6) months; (ii) list the status of projects and tasks assigned by CompuCredit; (iii) summarize account activity; and (iv) identify actual or anticipated problem areas and the impact of such problems areas.
   CompuCredit may, at its own expense and upon reasonable prior notice, have full access to and the right to inspect and copy the books, records and data records of CB&T relating to services performed herein by CB&T (or to which CB&T has access as a client of any subcontractor performing work for or on behalf of CB&T), and during the term of this Agreement, CB&T shall furnish to CompuCredit all such information concerning transactions and services provided by CB&T or on CB&T's behalf pursuant to this Agreement as CompuCredit may reasonably request.
   In the event that CompuCredit requests that CB&T perform any additional facilities management services in connection with the CompuCredit Cards, and CB&T agrees to provide such services, then the details and the cost of such services shall be agreed to by CompuCredit and CB&T in writing and shall be attached to this Agreement as an amendment or set forth in a separate document.

                                   SECTION 2

                                     TERM


   A. Initial Term. The Initial Term of this Agreement shall commence on December ___, 1996 and shall continue until December 31, 1998 (the "Initial Term").

   B. Renewals. After the Initial Term, this Agreement shall be extended for renewal terms of two (2) years each ("Renewal Term") unless one party notifies the other party of its intent to terminate this Agreement at least 180 days prior to the end of the Initial Term or any Renewal Term.

   C.    Termination

         (1) In the event CompuCredit terminates this Agreement, other than as provided in Paragraph B of this Section 2 or other than for breach pursuant to Paragraph 3 or 4 of this Section 2, CompuCredit shall pay a termination fee to CB&T equaling six times the total amount of Fees (defined in Section 3 hereof) incurred for the calendar month preceding termination or six times the minimum monthly servicing fee, whichever is greater.
         (2) CB&T may terminate this Agreement in the event CompuCredit fails to make or adequately and timely provide for the payment of fees and expenses due hereunder, but only if CB&T gives CompuCredit written notice of such failure and CompuCredit fails to remedy such failure within fifteen (15) business days after its receipt of said notice. Upon the expiration of the fifteen (15) day period provided for above, CB&T may terminate this Agreement by giving CompuCredit written notice, which termination shall be effective seven (7) business days after receipt of such notice by notice by CompuCredit. If such failure to pay is remedied by CompuCredit within such fifteen (15) day period, then this Agreement shall continue as though no such notice had been given.
         (3) If either party fails to observe, keep or perform any material term or condition of this Agreement, or the Manual, required to be observed, kept or performed by that party, the other party, in addition to any other rights and remedies it may have, shall have the right to terminate this Agreement without paying a termination fee; provided, however, that the party seeking to terminate the Agreement gives the other party a written notice of such failure claimed to be a breach of terms and conditions of this Agreement, and the party receiving said notice fails to remedy the breach, to the reasonable satisfaction of the non-breaching party, within thirty (30) days after receipt of said notice. If the breach is not remedied by the defaulting party within the thirty (30) day period provided for above, the non-defaulting party may terminate this Agreement by giving the defaulting party written notice effective immediately. If the breach is remedied by the defaulting party within such thirty (30) day period, then this Agreement shall continue as though no such notice had been given.

       (4) In the event either party to this Agreement shall cease conducting business in the ordinary course, become insolvent, make a general assignment for the benefit of creditors, suffer or permit the appointment of a receiver for its business or assets, or shall avail itself of, or become subject to, and proceeding under the federal bankruptcy laws of any statute of any state relating to insolvency or the protection of the rights of creditors, then at the option of the other party hereto, the other party may terminate this Agreement at any time upon notice of the other party.

       (5) Termination of this Agreement shall not terminate CompuCredit's obligation to pay CB&T for all services performed and expenses incurred under the Agreement prior to the discontinuance of performance of the Services by CB&T hereunder.

       (6) In the event that CompuCredit does not terminate this Agreement and CompuCredit sells in excess of the greater of (i) 10% of the Accounts within any 12-month period or (ii) 25,000 Accounts within any 12-month period, and CB&T ceases to service such accounts, CB&T shall receive a deconversion fee equaling six (6) times a percentage (described below) of the total amount of Fees incurred for the calendar month preceding the first sale of the Accounts. The applicable percentage for purposes of the foregoing calculation is the number of Accounts sold during the 12-month period divided by the total number of Accounts being serviced by CB&T during the calendar month preceding the sale of the Accounts that would make this subsection applicable.

       D.    Post-Termination

             (1) Duties After Termination. Upon termination of this Agreement, in order to preserve the goodwill of Cardholders both parties shall cooperate in order to ensure a smooth and orderly termination of their relationship and a transition of Cardholder Accounts. In the event CB&T terminates this Agreement, CB&T shall continue to maintain and service the Accounts and fulfill all of its obligations hereunder for a period of up to 180 days after the termination in order to allow CompuCredit to convert the Accounts to an alternative servicer.

             (2) Assistance with Conversion. Upon any termination of this Agreement, CB&T shall provide to CompuCredit all assistance reasonably necessary to enable CompuCredit to convert the accounts serviced hereunder to the processing system designated by CompuCredit and shall cooperate with CompuCredit in its efforts to effect such conversion at the earliest practicable date.


                                  SECTION 3

                                    FEES

       A. Servicing Fees. CompuCredit agrees to pay fees and reimburse expenses to CB&T (Collectively, "Fees") in return for the Services provided by CB&T under this Agreement in accordance with Exhibit B, attached hereto and made a part hereof by reference. CompuCredit agrees to pay all invoices from CB&T for such Services within thirty (30) days of receipt thereof.

       B. No Further Fees. The servicing fees set forth in Exhibit B shall be deemed to include all fees and expenses related to this Agreement, and CompuCredit shall not be required to pay any other charges in connection herewith, except for those additional services agreed to by CompuCredit in writing.


                                  SECTION 4

                            CONFIDENTIAL INFORMATION

       A. All material and information supplied by one party to the other party in the course of the negotiation of this Agreement and its performance hereunder, including.

but not limited to, information concerning either party's marketing plans; technological developments, objectives and results; and financial results are confidential and proprietary to the disclosing party ("Confidential Information"), Confidential Information does not include any information that was (i) known to the receiving party at the time of disclosure or developed independently by such party without violating the terms herein; (ii) in the public domain at the time of disclosure or enters the public domain following disclosure through no fault of the receiving party; or (iii) disclosed to the receiving party by a third party that is not prohibited by law or agreement from disclosing the same. Notwithstanding the foregoing, each CompuCredit list containing the names, addresses and/or telephone numbers of CompuCredit Card cardholders shall be deemed Confidential Information owned by CompuCredit; provided, however, that this provision shall not prohibit any transfer, sale or disclosure of the name, address or telephone number of, or any solicitation of, any person of whose existence CB&T has or obtains knowledge otherwise than by reason of CB&T's participation in this Agreement or the Affinity Card Agreement.

       B. Confidential Information shall be used by each party solely in the performance of its obligations pursuant to this Agreement. Each party shall receive Confidential Information in confidence and not disclose Confidential Information to any third party, except as may be necessary to perform its obligations pursuant to this Agreement and except as may be required by law or agreed upon in writing by the other party. Each party shall take all reasonable steps to safeguard Confidential Information disclosed to it so as to ensure that no unauthorized person shall have access to any Confidential Information. Each party shall, among other safeguards which it may consider necessary, require its employees, agents, and subcontractors having access to Confidential Information to enter into appropriate confidentiality agreements outlining such terms as are necessary to satisfy its obligation herein. Each party shall promptly report to the other party and unauthorized disclosure or use of any Confidential Information of that party to which it became aware. Upon request or upon termination of this Agreement, each party shall return to the other party all Confidential Information in its possession or control. No disclosure by a party hereto of Confidential

Information of such party shall constitute a grant to the other party of any interest or right whatsoever in such Confidential Information, which shall remain the property solely of the disclosing party. Nothing contained herein shall limit a party's rights to use its Confidential Information in any manner whatsoever.

     C. The terms of this Section 4 shall survive the termination of this Agreement.


                                  SECTION 5

                         USE OF NAMES AND TRADEMARKS

     A. CompuCredit hereby authorizes CB&T, during the term of this Agreement, on a non-exclusive, non-assignable basis, to use CompuCredit's name and such trademarks of CompuCredit, including, without limitation, the "Aspire" servicemark, as may be necessary in connection with the Services provided under this Agreement (the "CompuCredit Credit Card Marks"), in the forms and formats approved by CompuCredit, in various communications to cardholders with respect to the CompuCredit Cards.

     B. CB&T hereby authorizes CompuCredit, during the term of this Agreement, on a non-exclusive, non-assignable basis, to use CB&T's name and such trademarks of CB&T as may be used in connection with the Services provided under this Agreement (the "CB&T Credit Card Marks"), in the forms and formats approved by CB&T, in communications to CompuCredit Card cardholders with respect to the CompuCredit Card accounts serviced pursuant to this Agreement.

     C. Except as otherwise provided herein, neither party shall use the registered trademarks, service marks, logo, name or any other proprietary designations of the other party without that party's prior written consent. Each party shall submit to the other party for prior approval any advertising or promotional materials relating to the services provided under this Agreement in which such trademarks are to be used, and/or for any materials that will be provided to the cardholders of the CompuCredit Cards pursuant to this Agreement in which such trademarks are to be used, which approval shall not unreasonably be withheld or delayed.

                                  SECTION 6

                               INDEMNIFICATION

     A. Except to the extent of any Losses which arise from the direct acts or omissions of CB&T or an affiliate of CB&T, CompuCredit will indemnify and hold harmless CB&T, and its directors, officers, employees, agents and affiliates and permitted assigns from and against any and all "Losses" (as herein defined) arising out of (i) any failure of CompuCredit to comply with any of the terms and conditions of this Agreement, (ii) any inaccuracy of a representation or warranty made by CompuCredit herein, or (iii) any infringement or alleged infringement on the rights of any third party by use of any of the CompuCredit Credit Card Marks, or the use thereof hereunder.

     B. Except to the extent of any Losses which arise from the direct acts or omissions of CompuCredit, CB&T shall be liable to and shall indemnify and hold harmless CompuCredit and its officers, directors, employees, agents, affiliates, and permitted assigns from and against any Losses (as defined below) arising out of (i) any failure of CB&T to comply with any of the terms and conditions of this Agreement, (ii) any inaccuracy of a representation or warranty made by CB&T herein, (iii) any infringement or alleged infringement on the rights of any third party by use of the CB&T Credit Card Marks, or the use thereof hereunder, or (iv) any losses resulting from a failure of CB&T to comply, in respect of its obligations in connection with the Program hereunder, with any applicable laws or regulations whether immaterial or material regardless of whether such failing to comply would constitute a breach of a representation, warranty or covenant of CB&T hereunder.

     C. For the purposes of this Section 6, the term "Losses" shall mean all out-of-pocket costs, damages, losses, and expenses whatsoever, including, without limitation, (i) outside attorneys' fees and disbursements and court costs reasonably incurred by the indemnified party and (ii) costs (including reasonable expenses and reasonable value of time spent) attributable to the necessity that any officer or employee (other than in-house attorneys) of any Indemnified Party spend more than 25% of his or her normal business hours, over a period of two (2) months, in connection with any judicial, administrative, legislative, or other proceeding arising out of the obligations or services provided hereunder by such party, including without limitation, any claim that a party hereto has failed to obtain any permission or license to use any software utilized in the performance of this Agreement.


                                  SECTION 7

                                   NOTICES

     A. Any written notice required or permitted to be given by CompuCredit to CB&T hereunder shall be addressed to:

                       COLUMBUS BANK AND TRUST COMPANY
                     Attention: BankCard Center Manager
                        902 Front Avenue, Suite 202
                         Columbus, Georgia 31901
                                   --OR--
                                P.O. Box 120
                          Columbus, Georgia 31902
                            FAX: (706) 649-4808

and any written notice required, or permitted to be given by CB&T to CompuCredit under this Agreement shall be addressed to:

                             COMPUCREDIT, L.P.
                     Attention: Chief Financial Officer
                       Two Ravinia Drive, Suite 1750
                          Atlanta, Georgia 30346
                           FAX: (770) 901-5815

     B. All written notices provided for hereunder shall be delivered in person, sent by courier, sent by certified mail with a return receipt requested, sent by nationally recognized overnight delivery service, or transmitted by facsimile (with oral confirmation of receipt) and shall be effective when delivered or received. The parties to this Agreement, by notice in writing, may designate another address or office to which notices shall be given pursuant to this Agreement.

                                  SECTION 8

                            ADDITIONAL PROVISIONS

     A. Nothing herein contained shall be construed as constituting a partnership, joint venture or agency between CompuCredit and CB&T.

     B. This Agreement shall not be assignable in whole or in part by either party without the other party's prior written consent, except that such consent shall not be required for the assignment of this Agreement to an entity that is an affiliate of the assigning party (which assignment shall not relieve the assigning party of any obligation hereunder). Upon notice to CompuCredit, CB&T may sub-contract with other entities with respect to the provision of the Services hereunder, but no such subcontracts shall alter CompuCredit's rights against CB&T under this Agreement.

     C. Each party to this Agreement hereby represents and warrants to the other that it has the full right, power and authority to enter into and perform this Agreement in accordance with all the terms, provisions, covenants and conditions hereof, and that the execution and delivery of this Agreement has been duly authorized by proper corporate action.

     D. Any delay, waiver, or omission by CompuCredit or CB&T to exercise any right or power arising from any breach or default of the other party in any of the terms, provisions, or covenants of this Agreement shall not be construed to be a waiver of any subsequent breach or default of the same or any other terms, provisions or covenants on the part of the other party.

     E. CB&T represents and warrants that any media used to render the Services and which were generated by CB&T of affiliated companies (including without limitation TSYS) contain no computer instructions, circuitry or other technological means whose purpose is to disrupt, damage, or interfere with CompuCredit's use of its computer and telecommunications facilities for their commercial, test, or research purposes.

     F. CB&T hereby represents and warrants to CompuCredit that it has the full right and authority to use any and all software used in the performance of its obligations under this Agreement.

         G. This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their representatives and their respective successors and assigns.

         H. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof; provided, however, that there may be separate written agreements signed by both parties from time to time which serve to augment certain of the provisions contained herein. No modification or amendment of this Agreement shall be effective unless and until set forth in writing and signed by both parties hereto.

         I. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Georgia.

         J. Except as otherwise specifically provided in this Agreement, all parties shall pay their own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all regulatory fees, attorneys' fees, accounting fees and other expenses.

         K. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement, but in making proof hereof it shall not be necessary to exhibit more than one.

         L. CB&T represents and warrants that it has, or will have on or before December 1, 1996, all of the necessary facilities and personnel to provide the Services in accordance with the terms of this Agreement; that it shall perform its obligations hereunder at all times and in all respects in accordance with all material applicable federal, state, and local laws and regulations; and that it will perform its obligations hereunder in a timely manner and with due care.

         IN WITNESS WHEREOF each of the parties has caused this agreement to be executed on its behalf by its duly authorized officers as of the day, month and year first above written.


COMPUCREDIT L.P.                                 COLUMBUS BANK AND TRUST
By: CompuCredit Management Corp.,                    COMPANY
    Its sole General Partner


By:                                              By:
    ----------------------------                     -------------------------

Title:                                           Title:
       -------------------------                        ----------------------

                                   Exhibit A

ASPIRE CARD PROGRAM SERVICE FEATURES

Project Management:     Program Administrator
                        Report Management

Accounting:             Settlement of all Visa transactions
                        Calculation and settlement of Visa quarterly fees

Customer Service:       Customer Support provided 8 a.m. - 9 p.m. ET, seven
                        days a week
                        1-800 number of VRU
                        Chargebacks
                        Inquiries
                        Customer Service Mail (name changes, adding authorized users, etc.)
                        Convenience Checks
                        Charge Plus Insurance
                        Balance Transfers
                        Automatic Payment Deductions

VRU: VRU available to provide 24 hours Customer Service, 7 days a week
                        Information available:
                             Balance
                             Last Payment
                             Credit Limit
                             Last five transactions

Originating Services:   Data entry of applications
                        Processing of fulfillment material for approved accounts

In-bound applications:  Processing of inbound telephone applications

Credit: Review of pending accounts to approve/decline based on judgmental criteria

Collection:             The Melita Team primarily works one and two month
                        accounts using the power dialer,  using Behavioral
                        Scoring to set collection priorities.
                        The Bankruptcy staff knows the importance of handling each case quickly and efficiently. Knowledge of regulations, aggressive actions and negotiations help us maximize our recovery without an overburden of legal fees.
                        The Recovery Team has helped keep net charge-off figures low by bringing in the recover dollars. If the in-house recovery specialist can't help the customer, we use collection agencies or attorneys. The effectiveness of each are monitored to insure maximized recovery potential.

Fraud/Investigations:   Credit Bureau Fraud Detection Analysis
                        Alert File (Internal Fraud Detection)
                        Handwriting analysis on suspicious written requests
                        Clearing House Alert File (Visa Fraud File)
                        Monitoring of various fraud detection reports to include:
                             Activity Exceeds Maximum Report
                             Large Dollars Payment Report
                             Over Limit Report
                             Credit Balance Report
                        External programs focusing on top fraud states through VSIL (Visa Strategic Information Line) and
                        TOSS (Total Office Security System)
                        Networking contacts with federal, state and local law enforcement to include a twenty year association with the International Association of Credit Card
                        Investigators.

Data Processing:        CB&T utilizes two sister companies, Synovus Data
                        Corp. and Total System Services for data processing.
                        Total System Services provides the platform that houses all account information and the software that operates the authorization system, credit analysis system, collections systems and the fraud detection system, among others. TSYS also generates the plastics and statements for all accounts. Synovus
                        Data Corp. processes convenience checks through the Federal Reserve System, remittance processing ACH transmissions for CB&T.

                                  Exhibit B

-------------------------------------------------------------------------------
ASPIRE CARD
Card Servicing Pricing - December, 1996
-------------------------------------------------------------------------------
Portfolio Services
Project Management
TSYS Liaison
Customer Service                 *[material omitted]
Accounting
Fraud Detection
Monitoring

--------------------------------------------------------------------------------

Application                - $12.50 per manual review; judgmental only
Processing                 - $3 per keyed application - approved/declined
                           - $1.50 per keyed application in response to
                             in-bound telemarketing or solicitation
                           - $.50 per application transmitted into ACE from
                             marketing agency
                           - $3 per fulfillment package (including cost of
                             card, credit bureau check, and mailing)

--------------------------------------------------------------------------------
Inbound telephone          $0.94 per call
applications

--------------------------------------------------------------------------------
Collections                *[material omitted] monthly per delinquent account
                           worked by a collector (calls and/or skip tracing)

--------------------------------------------------------------------------------
Fraud/                     $50 per hour for case management approved by
Investigations             CompuCredit; plus out-of-pocket expenses for out of
                           office investigations only

--------------------------------------------------------------------------------
Information Support        Customized TSYS Total Access reports $75 per hour

--------------------------------------------------------------------------------
Customized                 Additional services quoted on a project basis
Projects

--------------------------------------------------------------------------------
Pass-through               - $1,000 per month per TSYS data transmission type
Expenses                   - TSYS charges for data circuit to CompuCredit for
                             collections

--------------------------------------------------------------------------------
Monthly Minimum            $10,000 Monthly Servicing Fee

--------------------------------------------------------------------------------

------------------
* Deleted per the Registrant's request for confidential treatment and filed separately with the Commission pursuant to Rule 24b-2